Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Valero Energy Corporation Benefit Plans Administrative Committee:
We consent to the incorporation by reference in the Registration Statement (File No. 333-136333) on Form S-8 of Valero Energy Corporation of our report dated June 28, 2007, with respect to the statements of net assets available for benefits of Premcor Retirement Savings Plan as of December 31, 2006 and 2005, and the related statement of changes in net assets available for benefits for the year ended December 31, 2006, and the related supplemental schedule H, line 4i — schedule of assets (held at end of year) as of December 31, 2006, which report appears in the December 31, 2006 Annual Report on Form 11-K of Premcor Retirement Savings Plan.
/s/ KPMG LLP
San Antonio, Texas
June 28, 2007